Exhibit 4.2

(FACE OF NOTE)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THE SECURITIES, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO AT&T INC., OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AT&T INC.

Floating Rate Global Notes due 2028

CUSIP NO. [•]
ISIN NO. [•]
No. R-[•]
$500,000,000

AT&T Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called “AT&T”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Five Hundred Million Dollars ($500,000,000) on August 10, 2028 (the “Maturity Date”), and to pay interest on said principal sum from August 17, 2026 or from the most recent Floating Rate Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 10, May 10, August 10 and November 10 in each year, commencing on November 10, 2026 (each such day, a “Floating Rate Interest Payment Date”) and on the Maturity Date, at the rate equal to Compounded SOFR, reset quarterly, plus 65 basis points (0.650%), determined as provided herein, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any

Floating Rate Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on the fifteenth calendar day preceding the respective Floating Rate Interest Payment Date (each, a “Regular Record Date”). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 15 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The interest rate (the “Interest Rate”) for any Floating Rate Interest Period will be Compounded SOFR as determined on the applicable Floating Rate Interest Determination Date, plus 65 basis points (0.650%) per annum (the “Margin”), computed on the basis of a 360-day year for the actual number of days elapsed during the period. On each Floating Rate Interest Determination Date relating to the relevant Floating Rate Interest Payment Date, The Bank of New York Mellon Trust Company, N.A. (the “Calculation Agent”) will calculate the amount of accrued interest payable on the Notes by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the Interest Rate for the relevant Floating Rate Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Floating Rate Interest Period divided by 360. In no event will the Interest Rate on the Notes be less than zero. In no event will the Interest Rate on the Notes exceed the maximum rate permitted by applicable law.

AT&T shall pay interest on overdue principal, premium, if any, and, to the extent lawful, on overdue installments of interest at the Interest Rate borne by this Note. If any Floating Rate Interest Payment Date (other than the Maturity Date) falls on a day that is not a U.S. Government Securities Business Day, the applicable Floating Rate Interest Payment Date (other than the Maturity Date) will be the next succeeding U.S. Government Securities Business Day unless that U.S. Government Securities Business Day is in the next succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date (other than the Maturity Date) will be the immediately preceding U.S. Government Securities Business Day. If any such Floating Rate Interest Payment Date (other than the Maturity Date) is postponed or brought forward as described above, the interest amount will be adjusted accordingly to the number of days in the applicable period and the Holder will be entitled to more or less interest, respectively. If the Maturity Date falls on a day that is not a U.S. Government Securities Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding U.S. Government Securities Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding U.S. Government Securities Business Day.

“Compounded SOFR” with respect to any Floating Rate Interest Period will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant Floating Rate Interest Period;

“SOFR IndexEnd” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the applicable Floating Rate Interest Payment Date relating to such Floating Rate Interest Period (or in the final Floating Rate Interest Period, preceding the Maturity Date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR:

“Floating Rate Interest Determination Date” means the date two U.S. Government Securities Business Days preceding each Floating Rate Interest Payment Date (or in the final Floating Rate Interest Period, preceding the Maturity Date).

“Floating Rate Interest Period” means (i) the period from and including any Floating Rate Interest Payment Date (or, with respect to the initial Floating Rate Interest Payment Date only, from and including August 17, 2026) to but excluding the next succeeding Floating Rate Interest Payment Date or (ii) in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the Maturity Date to but excluding such Maturity Date.

“Observation Period” means, in respect of each Floating Rate Interest Period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Period to but excluding the date two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date for such Floating Rate Interest Period (or in the final Floating Rate Interest Period, preceding the Maturity Date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effects of a Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

If a SOFR IndexStart or SOFR IndexEnd is not published on the relevant Floating Rate Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the relevant Floating Rate Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information, or any successor source. For the purposes of this provision, references in the SOFR averages compounding formula and related definitions to “Calculation Period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180-calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Notwithstanding anything to the contrary herein, if AT&T or its designee (which may be an independent financial advisor or any other designee of AT&T) determine on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth herein will thereafter apply to all determinations of the Interest Rate payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Interest Rate for each Floating Rate Interest Period will be an annual rate equal to the Benchmark Replacement plus the Margin.

If AT&T or AT&T’s designee (which may be an independent financial advisor or any other designee of AT&T) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, AT&T (or AT&T’s designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by AT&T (or its designee) pursuant to the benchmark replacement provisions described above, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection will be conclusive and binding absent manifest error, if made by AT&T, will be made in AT&T’s sole discretion, if made by AT&T’s designee, will be made after consultation with AT&T, and such designee will not make any such determination, decision or election to which AT&T objects and notwithstanding anything to the contrary in the Indenture or this Note, shall become effective without consent from the Holders of the Notes or any other party.

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if AT&T or its designee (which may be an independent financial advisor or any other designee of AT&T) determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR or SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by AT&T or its designee as of the Benchmark Replacement Date:

(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by AT&T or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by AT&T or its designee as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by AT&T or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Floating Rate Interest Period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other technical, administrative or operational matters) that AT&T or its designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if AT&T or its designee decide that adoption of any portion of such market practice is not administratively feasible or if AT&T or its designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as AT&T or its designee determine is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by AT&T or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Neither the Trustee, nor the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Compounded SOFR (or any other Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the U.S. Government Securities Business Day convention, Floating Rate Interest Determination Dates or any other relevant methodology applicable to such substitute or successor Benchmark. In connection with the foregoing, each of the Trustee, the Paying Agent and the Calculation Agent shall be entitled to conclusively rely on any determinations made by AT&T or its designee without independent investigation, and none will have any liability for actions taken at AT&T’s direction in connection therewith.

Neither the Trustee nor the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Note as a result of the unavailability of Compounded SOFR or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the Indenture and reasonably required for the performance of such duties.

Neither the Trustee, the Paying Agent nor the Calculation Agent shall be responsible or liable for the actions or omissions of AT&T or for those of AT&T’s designee, or for any failure or delay in the performance by AT&T or AT&T’s designee, nor shall any of the Trustee, the Paying Agent or the Calculation Agent be under any obligation to oversee or monitor AT&T’s performance or that of AT&T’s designee.

Any money that AT&T deposits with the Trustee or its Paying Agent for the payment of principal or any interest on this Note that remains unclaimed for two years after the date upon which the principal and interest are due and payable, will be repaid to AT&T upon AT&T’s request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the Holder of this Note will be able to seek any payment to which such Holder may be entitled to collect only from AT&T.

If the Notes are issued in definitive form, payment of the principal and interest on this Note due at the Maturity Date or upon redemption will be made at the Maturity Date or upon redemption, as the case may be, upon presentation of this Note, in immediately available funds, at the office of The Bank of New York Mellon Trust Company, N.A., the Paying and Transfer Agent and Registrar for the Notes, currently located at 601 Travis Street, 16th Floor, Houston, Texas 77002.

Payment of interest on this Note due on a Floating Rate Interest Payment Date, other than interest at maturity or upon redemption, may be paid by check mailed to the address of the Holder entitled thereto as such address shall appear in the Note register. Notwithstanding the foregoing, (1) the Depository as Holder of the Notes or (2) a Holder of more than U.S.$5,000,000 in aggregate principal amount of Notes in definitive form is entitled to require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the Holder in the United States, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable Floating Rate Interest Payment Date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, AT&T INC. has caused this instrument to be signed in its corporate name, manually or by facsimile, by its duly authorized officers and has caused its corporate seal to be imprinted hereon.

Dated: August 17, 2026	AT&T INC.

[SEAL]

By:
Sabrina Sanders Senior Vice President – Chief Accounting Officer and Controller

By:
Andrew B. Keiser Vice President and Assistant Treasurer

Trustee’s Certificate of Authentication

This is one of the Floating Rate Global Notes due 2028 of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:		Dated: August 17, 2026
Authorized Signatory

REVERSE OF NOTE

This Note is one of a duly authorized issue of debt securities of AT&T of the series specified on the face hereof, issued under and pursuant to an Indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, AT&T and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The Notes will be issued in fully registered form only and in minimum denominations of $2,000 and integral multiples of $1,000 thereafter. This Note is one of the series designated on the face hereof initially limited in aggregate principal amount to $1,100,000,000.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of AT&T and the rights of the Holders of the Notes under the Indenture at any time by AT&T and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding to waive compliance by AT&T with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of AT&T, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Registrar and Paying Agent

AT&T shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be surrendered for registration of transfer or exchange (“Registrar”) and an office or agency where Notes may be presented for payment or for exchange (“Paying Agent”). AT&T has initially appointed the Trustee, The Bank of New York Mellon Trust Company, N.A., as its Registrar and Paying Agent. AT&T may vary or terminate the appointment of any of its paying or transfer agencies, and may appoint additional paying or transfer agencies.

Optional Redemption by AT&T

This Note will not be redeemable prior to maturity (except upon a Tax Event as described below under “Redemption Upon a Tax Event”).

Payment of Additional Amounts

AT&T will, subject to the exceptions and limitations set forth below, pay as additional interest on this Note such additional amounts (“Additional Amounts”) as are necessary so that the net payment by AT&T or its Paying Agent of the principal of and interest on this Note to a person that is a United States Alien, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of this Note had no withholding or deduction been required. As used herein, “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

The foregoing obligation to pay Additional Amounts shall not apply:

(1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:

(a) is or was present or engaged in a trade or business in the United States, has or had a permanent establishment in the United States, or has any other present or former connection with the United States or any political subdivision or taxing authority thereof or therein;

(b) is or was a citizen or resident or is or was treated as a resident of the United States;

(c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or is or was a corporation that has accumulated earnings to avoid United States federal income tax;

(d) is or was a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); or

(e) is or was an actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of AT&T entitled to vote;

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(2) to any Holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an Additional Amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by AT&T or a paying agent from the payment;

(5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that is announced or becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(7) to any tax, assessment or other governmental charge any paying agent (which term may include AT&T) must withhold from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of the above items.

In addition, any amounts to be paid on this Note will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no Additional Amounts will be required to be paid on account of any such deduction or withholding.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this section entitled “Payment of Additional Amounts” and under the heading “Redemption Upon a Tax Event”, AT&T shall not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

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Any reference in the terms of the Notes to any amounts in respect of the Notes shall be deemed also to refer to any Additional Amounts which may be payable under this provision.

Redemption Upon a Tax Event

If (a) AT&T becomes or will become obligated to pay Additional Amounts as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective, on or after August 10, 2026 or (b) a taxing authority of the United States takes an action on or after August 10, 2026, whether or not with respect to AT&T or any of its affiliates, that results in a substantial probability that AT&T will or may be required to pay such Additional Amounts, then AT&T may, at its option, redeem, as a whole, but not in part, the Notes on any Floating Rate Interest Payment Date on not less than 5 nor more than 40 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to, but excluding, the date fixed for redemption. No redemption pursuant to (b) above may be made unless AT&T shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that AT&T will or may be required to pay the Additional Amounts and AT&T shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion, AT&T is entitled to redeem the Notes pursuant to their terms.

Further Issues

AT&T reserves the right from time to time, without notice to or the consent of the Holders of the Notes, to create and issue further notes ranking equally and ratably with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as, and will be fungible for United States federal income tax purposes with, the Notes. Any further notes shall be issued pursuant to a resolution of the board of directors of AT&T, a supplement to the Indenture, or under an officers’ certificate pursuant to the Indenture. Any additional notes will be issued under a separate CUSIP or ISIN number unless such issuance is a “qualified reopening” for U.S. federal income tax purposes or the additional notes are otherwise treated as fungible with the outstanding Notes for U.S. federal income tax purposes.

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Notes in Definitive Form

If (1) an Event of Default has occurred with regard to the Notes represented by this Note and has not been cured or waived in accordance with the Indenture, or (2) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by AT&T within 90 days, AT&T may issue notes in definitive form in exchange for this Note. In either instance, an owner of a beneficial interest in the Notes will be entitled to the physical delivery in definitive form in exchange for this Note, equal in principal amount to such beneficial interest and to have such Notes registered in its name.

Notes so issued in definitive form will be issued as registered notes in minimum denominations of $2,000 and integral multiples of $1,000 thereafter, unless otherwise specified by AT&T.

Notes so issued in definitive form may be transferred by presentation for registration to the Registrar at its New York office and must be duly endorsed by the Holder or the Holder’s attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to AT&T or the Trustee duly executed by the Holder or his attorney duly authorized in writing.

AT&T may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

Default

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

Miscellaneous

No director, officer, employee or stockholder, as such, of AT&T shall have any liability for any obligations of AT&T under this Note, the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

The Notes are the unsecured and unsubordinated obligations of AT&T and will rank pari passu with all other evidences of indebtedness issued in accordance with the Indenture.

Notices to Holders of the Notes will be given only to the depositary, in accordance with its applicable policies as in effect from time to time.

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Prior to due presentment of this Note for registration of transfer, AT&T, the Trustee and any agent of AT&T or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither AT&T, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

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